FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. SIGNS PURCHASE AGREEMENT FOR 51% INTEREST IN PHILADELPHIA ADULT NIGHTCLUB, CRAZY HORSE TOO CABARET

HOUSTON– (October 17, 2007) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), operator of upscale gentlemen’s clubs, said today it has signed a Purchase Agreement for the acquisition of a 51 percent interest in The End Zone, Inc., which owns and operates Crazy Horse Too Cabaret, a 25,000 square foot adult nightclub at 2908 South Columbus Blvd. in Philadelphia, Pennsylvania.

Under terms of the definitive agreement Rick’s Cabaret will issue 225,000 shares of restricted common stock for 51 percent of The End Zone, Inc. RCI Holdings, Inc., a subsidiary of Rick’s Cabaret, will pay $3.5 million in cash for 51 percent of the interests of the entities that own the real property where the nightclub is located. The seller will retain a 49 percent interest in the club and the real estate.  Upon closing, the club will be renamed “Rick’s Cabaret” and will be managed by the company.

Under terms of the Purchase Agreement, the seller and Rick’s Cabaret will enter into a Lock-Up/Leak-Out Agreement which will provide that, beginning one year after the close of the transaction, not more than 10,000 shares of Rick’s Cabaret common stock can be sold by the seller in any given month. If the seller elects to sell the shares during any given month and the trading price of Rick’s stock is below $10.00 per share, then Rick’s will have the obligation to either purchase the shares at a price equal to $10.00 per share or pay any deficiency between the market sales price and $10.00 per share. Once the seller has received a total of $2.25 million from the sale of the shares and any deficiency, then Rick’s obligation to purchase any shares shall terminate.

Eric Langan, President and CEO of Rick’s Cabaret, said he is enthusiastic about the acquisition because it gives the company a first class nightclub in a major Eastern Seaboard market. The nightclub, which initially opened in January 2006, is located minutes from the major Philadelphia sports complex where Philadelphia Phillies, 76ers, Flyers and Eagles games are played, and near the site of a proposed new gambling casino.

Mr. Langan said the company plans to open an upscale steakhouse and a sports bar in the nightclub and to make other changes. “The club is already a beautiful venue and with the improvements we are making, along with the traditional Rick’s hospitality and entertainment, it should become the No. 1 club in the market and be a strong contributor to our earnings. We have been consulting with the current management since August and have already seen growth.”

The transaction is scheduled to close no later than January 15, 2008.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC" and “Club Onyx.” No sexual contact is permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com.

Media Contact:  Allan Priaulx, 212-338-0050 ir@ricks.com